SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  -------------
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 13, 2003

                               BIOPURE CORPORATION
               (Exact Name of Registrant as Specified in Charter)

        Delaware                     011-15167                  04-2836871
        --------                     ---------                  ----------
(State of Incorporation)         (Commission File            (I.R.S. Employer
                                      Number)             Identification Number)

                11 Hurley Street, Cambridge, Massachusetts 02141
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               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 617-234-6500



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Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. When used herein, the words "expects," "estimates," "intends," "plans," "projects," "should," "anticipates" and similar expressions are intended to identify such forward-looking statements. There can be no assurance that Biopure will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will attain market acceptance and be manufactured and sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment. These risks include, without limitation, the possible non-availability of sufficient financing to support operations, the Company's stage of product development, history of operating losses, accumulating deficits, and uncertainties and possible delays related to clinical trials and regulatory approvals, possible healthcare reform, manufacturing capacity, market acceptance and competition. The Company undertakes no obligation to release publicly the results of revisions to these forward-looking statements to reflect events or circumstances after the date hereof. Reference is made in particular to the risk factors set forth in the "Investor Relations" section of our website, www.biopure.com.

ITEM 5. OTHER EVENTS AND REQUIRED REGULATION FD DISCLOSURE

The Company has entered into an amendment to the lease between it and Sumter Realty Group ("Sumter") dated December, which provides for the construction and lease of a manufacturing plant to be built in South Carolina.

The First Amendment to Lease is dated as of February 24, 2003. It extends the deadline for the Financial Closing under the Lease until April 1, 2003. It also extends the due diligence investigation period, during which Biopure can unilaterally terminate the Lease in its sole discretion, until April 24, 2003, subject to the existing restrictions in Section 2.3 of the Lease. Those restrictions prevent termination of the Lease once the Financial Closing has occurred and subjects the Financial Closing to certain advance approvals by Biopure.

The First Amendment to Lease also amends Section 32 of the Lease, regarding repayment by Sumter to Biopure of the $3,440,000 additional contribution Biopure made to it for initial project costs. The first scheduled repayment has been pushed back to the date of the Financial Closing, with the next five (5) equal payments to occur on the date of each subsequent advance under the construction loan to Sumter. Additionally, Sumter has agreed to sign a promissory note for this amount to Biopure.

Lastly, the Amendment makes any default under the $3,440,000 promissory note, the $10,000,000 promissory note for the Escrow Funds set forth in Section 31 of the Lease, or the Second Mortgage from Sumter to Biopure securing the $10,000,000 note, a default under the Lease.

The foregoing description is qualified in its entirety by reference to the First Amendment to Lease, a copy of which is attached hereto as Exhibit 10.1, and to the Lease, which was filed as Exhibit 10.1 to the annual report on Form 10-K for the year ended October 31, 2002.


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ITEM 7. FINANCIAL STATEMENTS, PRO FORM A FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits:

Exhibit 10.1: First Amendment to Lease between Sumter Realty Group, LLC, and
              Biopure Corporation, dated as of February 28, 2003.

ITEM 9. REGULATION FD DISCLOSURE

The Company intends to furnish the following detail concerning historical research and development expenditures to prospective investors in its securities:

Since its founding in 1984, Biopure has been primarily a research and development company focused on developing Hemopure, our oxygen therapeutic for human use, and obtaining regulatory approval in the United States. Our research and development expenses have been devoted to basic research, product development, process development, pre-clinical studies, clinical trials and filing a Biologic License Application (BLA) with the U.S. Food and Drug Administration. In addition, our development expenses historically have included the design, construction, validation and maintenance of a large-scale pilot manufacturing plant. The existing pilot plant was completed in 1995.

Such a facility is a necessary part of developing a product like Hemopure. Hemopure is classified by the FDA as a biologic, because it is made from animal-source material. Unlike drugs that are chemical compounds, biologics are defined by their manufacturing process as well as composition. Any small change in the manufacturing process could be considered, under FDA regulations, to produce an altered, possibly different product. Therefore, demonstration of manufacturing capability in greater than laboratory scale is necessary for an application for regulatory approval of a biologic to be accepted for review. This requirement results in high manufacturing research and development costs in the development of a biologic.

The only product made in our plant prior to 1998 was product for use in pre-clinical and clinical trials. As an offshoot of the research and development for Hemopure, Oxyglobin, a similar product, gained approval for veterinary use in 1998. This product was then produced for sale in the pilot manufacturing plant built and maintained for the development of Hemopure. Consequently, costs of production of Oxyglobin for sale and an allocation of overhead based on capacity used for Oxyglobin are charged to inventory and to cost of revenues. The remaining costs of the pilot plant continued to be included in research and development expenses through April 2002.

Beginning in May 2002, when we began to make Hemopure for sale under our regulatory approval in South Africa, Biopure considered the primary function of the pilot plant to have changed from support of the development of Hemopure to production of goods for sale. Since then, all costs of maintaining and operating the pilot plant have been charged to inventory and cost of revenues. Any actual future use of the facility for research and development activities will be expensed as such; in addition, clinical trial materials taken from inventory for use in research and development are charged to research and development.


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In the three years ended October 31, 2002, our research and development expenses have continued to be primarily for our one major project - the final phases of Hemopure development for use in patients undergoing surgery. A breakdown of our research an development expenses by major activity is as follows:

                                       2002          2001          2000
                                       ----          ----          ----

Phase III Orthopedic Surgery Trial      $2,497       $9,175      $16,538

Pilot Manufacturing Plant Costs         $8,504      $10,667       $8,279
Included in Research and
Development

BLA Preparation and Support            $14,538      $11,216          --
of Review Process

Acquired Hemopure                          --        $1,604          --
Pre-clinical Research

Other Projects                            $443       $1,947       $1,561
                                       -------      -------      -------
                  Total                $25,982      $34,609      $26,378
                                       =======      =======      =======

The completed Phase III orthopedic surgery trial cost approximately $37,000,000 over the four years from protocol development to final report. These trial costs include costs incurred at nearly 50 hospitals, trial site monitoring, data management, regulatory consulting, statistical analysis, medical writing and clinical materials and supplies as well as Company personnel engaged in these activities. Costs incurred in filing the BLA include Company personnel and payments to third parties for manufacturing process documentation, medical consultants, regulatory consultants, integrating the safety and efficacy data bases for all clinical trials and pre-clinical studies. Research and development expenses continue to include amounts for support of the BLA review process including responding to FDA inquiries, preparing for and participating in FDA inspections of facilities and documentation and preparing for a possible FDA Advisory Panel presentation. These BLA support costs were $2,232,000 for the first fiscal quarter of 2003 and are expected to continue at approximately the same level until the middle of this calendar year, when the Company is hopeful that it will receive action by the FDA on the BLA. If the FDA grants a marketing license for Hemopure's use in surgery at that time, this major project will be substantially complete. However, any FDA action could consist of requests for additional information, including additional clinical trials. Consequently, further expenditures on this major project, if any, after an FDA response cannot be estimated until we receive the response.

If the FDA were to grant marketing approval for Hemopure this calendar year, we anticipate that we would have material revenues from this project in fiscal 2004. We do not anticipate that we will attain profitability, however, until we are able to increase our manufacturing capacity. There are substantial risks and uncertainties relating to whether and when we will obtain FDA


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approval for Hemopure, the timing of the construction of additional capacity and other factors that may affect our ability to generate a profit from our research and development of Hemopure. See the "Risk Factors" set forth in the "Investor Relations" seciton of our website, www.biopure.com.

The Company expects to initiate additional pre-clinical and clinical trials this year to expand the indications for Hemopure beyond surgery. We cannot estimate the expenditures or the timing for this development until we have adequate funding to undertake new projects.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            BIOPURE CORPORATION





Date:  March 13, 2003                       By:  /s/ Ronald F. Richards
                                               ------------------------
                                                Ronald F. Richards
                                                Chief Financial Officer